UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential for Use of the Commission Only (as permitted by Rule 14a-6[e][2])

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
BERKSHIRE HATHAWAY INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

BERKSHIRE HATHAWAY INC.

3555 Farnam Street

Omaha, Nebraska 68131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 2, 2026

TO THE SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of the Shareholders of Berkshire Hathaway Inc. will be held at the CHI Health Center, 455 North 10th Street, Omaha, Nebraska, on May 2, 2026 at 2:00 p.m. Central Time for the following purposes:

1.	To elect directors.

2.	To hold an advisory vote on executive compensation as disclosed in the materials.

3.	To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.

4.	To act on a shareholder proposal if properly presented at the meeting.

5.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 4, 2026 as the record date for determining the shareholders having the right to vote at the meeting or any adjournment thereof. A list of such shareholders will be available for examination by a shareholder for any purpose germane to the meeting during ordinary business hours at the offices of the Corporation at 3555 Farnam Street, Omaha, Nebraska, during the ten days prior to the meeting.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Voting will ensure you are represented at the Annual Meeting, regardless of whether you plan to attend the Annual Meeting. You may cast your vote over the Internet, by telephone, by mail or during the Annual Meeting.

By order of the Board of Directors

MARC D. HAMBURG, Secretary

Omaha, Nebraska

March 13, 2026

A shareholder may request credentials for admission to the meeting by completing and promptly returning to the Company the meeting credential order form accompanying this notice. Otherwise, meeting credentials may be obtained at the meeting by persons identifying themselves as shareholders as of the record date. Possession of a proxy card, a voting information form received from a bank or broker or a broker’s statement showing shares owned on March 4, 2026 along with proper identification will be required.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 2, 2026.

The Proxy Statement for the Annual Meeting of Shareholders to be held on May 2, 2026 and the 2025 Annual Report to the Shareholders are available at www.berkshirehathaway.com/eproxy.

BERKSHIRE HATHAWAY INC.

3555 Farnam Street

Omaha, Nebraska 68131

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

May 2, 2026

This statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Berkshire Hathaway Inc. (hereinafter “Berkshire” or “Corporation” or “Company”) of proxies in the accompanying form for the Annual Meeting of Shareholders to be held on Saturday, May 2, 2026 at 2:00 p.m. Central Time at the CHI Health Center, Omaha, Nebraska and at any adjournment thereof. This proxy statement and the enclosed form of proxy were first sent to shareholders on or about March 13, 2026. If the form of proxy enclosed herewith is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument revoking it or a duly executed proxy bearing a later date. Solicitation of proxies will be made at the Corporation’s expense. The Corporation will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its common stock.

As of the close of business on March 4, 2026, the record date for the Annual Meeting, the Corporation had outstanding and entitled to vote 510,766 shares of Class A Common Stock (hereinafter called “Class A Stock”) and 1,390,722,404 shares of Class B Common Stock (hereinafter called “Class B Stock”). Each share of Class A Stock is entitled to one vote per share and each share of Class B Stock is entitled to one-ten-thousandth (1/10,000) of one vote per share on all matters submitted to a vote of shareholders of the Corporation. The Class A Stock and Class B Stock vote together as a single class on the matters described in this proxy statement. Only shareholders of record at the close of business on March 4, 2026 are entitled to vote at the Annual Meeting or at any adjournment thereof.

The presence at the meeting, in person or by proxy, of the holders of Class A Stock and Class B Stock holding in the aggregate a majority of the voting power of the Corporation’s stock entitled to vote shall constitute a quorum for the transaction of business. A plurality of the votes properly cast for the election of directors by the shareholders attending the meeting, in person or by proxy, will elect directors to office. However, pursuant to the Berkshire Hathaway Inc. Corporate Governance Guidelines, if a director nominee in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” that director’s election, the nominee shall promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Corporation will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

A majority of votes properly cast upon any other question shall decide the question. Abstentions will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or any other question. Accordingly, abstentions will have no effect on the election of directors and are the equivalent of an “against” vote on matters requiring a majority of votes properly cast to decide the question. Broker non-votes will not count for purposes of establishing a quorum or as votes cast for the election of directors or any other question and accordingly will have no effect. Shareholders who submit proxies prior to the meeting but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies submitted by other shareholders. Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials, voting instruction form or the proxy card you received.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 2, 2026.

The Proxy Statement for the Annual Meeting of Shareholders to be held on May 2, 2026 and the 2025 Annual Report to the Shareholders are available at www.berkshirehathaway.com/eproxy.

1.	ELECTION OF DIRECTORS

At the 2026 Annual Meeting of Shareholders, a Board of Directors consisting of 13 members will be elected, each director to hold office until a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified.

The Governance, Compensation and Nominating Committee (“Governance Committee”) has established certain attributes that it seeks in identifying candidates for directors. In particular, the Governance Committee looks for individuals who have very high integrity, business savvy, an owner-oriented attitude, a deep genuine interest in Berkshire and have had a significant investment in Berkshire shares relative to their resources for at least three years. These are the same attributes that Warren Buffett, Berkshire’s Chairman, believes to be essential if one is to be an effective member of the Board of Directors. In considering candidates for director, the Governance Committee considers the entirety of each candidate’s credentials in the context of these attributes. In the judgment of the Governance Committee as well as that of the Board as a whole, each of the candidates being nominated for director possesses such attributes.

Upon the recommendation of the Governance Committee and Mr. Buffett, the Board of Directors has nominated for election the 13 current directors.

GREGORY E. ABEL, age 63, has been a director of the Corporation since 2018 and became Berkshire’s Chief Executive Officer on January 1, 2026. He was the Corporation’s Vice Chairman – Non-Insurance Operations between 2018 and 2025. Between 2008 and 2018, Mr. Abel served as the Chief Executive Officer of Berkshire Hathaway Energy Company (“BHE”), a wholly owned Berkshire subsidiary. Mr. Abel served as BHE’s Chairman until July 2025. Mr. Abel served as a director of The Kraft Heinz Company until May 2024. He was a director of AEGIS Insurance Services Inc., a provider of property and liability insurance for the energy industry, until 2023. Mr. Abel is a current director and Chairman Emeritus of the Horatio Alger Association of Distinguished Americans, Inc.

Additional Qualifications:

Gregory Abel brings to the Board his 33 years of experience in various positions at BHE, including serving as its Chairman and CEO and eight years of experience overseeing Berkshire’s non-insurance businesses. He also brings to the Board his experience as a former director of The Kraft Heinz Company.

HOWARD G. BUFFETT, age 71, has been a director of the Corporation since 1993. Since 1999, Mr. Buffett has been the Chairman and Chief Executive Officer of the Howard G. Buffett Foundation, a charitable foundation that directs funding for humanitarian and conservation related issues. Mr. Buffett also serves on the boards of several other charitable organizations. Mr. Buffett was the Sheriff of Macon County, Illinois between September 2017 and December 2018.

Additional Qualifications:

Howard Buffett brings to the Board his experience as the owner of a small business, as a past senior executive of a public corporation, as a former director of other public corporations and as the Chairman and CEO of a large charitable foundation.

SUSAN A. BUFFETT, age 72, has been a director of the Corporation since 2021. For more than the past five years, she has been the Chair of The Sherwood Foundation and the Chair of The Susan Thompson Buffett Foundation, each of which is a private grant-making foundation based in Omaha, NE. Ms. Buffett also serves on the boards of several other charitable organizations.

Additional Qualifications:

Susan Buffett brings to the Board her experience as the board chair of two large charitable foundations and as a board member of several other charitable organizations.

WARREN E. BUFFETT, age 95, has been a director and the controlling shareholder of the Corporation since 1965 and has been its Chairman since 1970. Mr. Buffett was Berkshire’s Chief Executive Officer beginning in 1970 through the end of 2025.

Additional Qualifications:

Warren Buffett brings to the Board his 56 years of experience as Chairman and CEO of the Corporation.

STEPHEN B. BURKE, age 67, has been a director of the Corporation since 2009. Mr. Burke was the Chairman and Chief Executive Officer of NBCUniversal, a media and technology company, from 2011 through 2020. From 1998 until 2011, Mr. Burke was the President of Comcast Cable. In 2020, Mr. Burke founded Madison Valley Partners, which invests in the Rocky Mountain area and outdoor oriented companies. He is also a director of JPMorgan Chase & Co., a leading financial services firm. He was a director of Snowflake Inc., a technology company, from May 2023 through May 2024.

Additional Qualifications:

Stephen Burke brings to the Board his experience as a senior executive of a public corporation and his financial expertise as a director of a major banking institution.

KENNETH I. CHENAULT, age 74, has been a director of the Corporation since 2020. Mr. Chenault has served as Chairman and a Managing Director of General Catalyst, an investment and transformation company, since February 2018. Mr. Chenault previously served as Chief Executive Officer of American Express Company, a financial services company, from January 2001 to February 2018, and as Chairman of American Express Company from April 2001 to February 2018. Mr. Chenault joined American Express in 1981 as Director of Strategic Planning and served subsequently in a number of increasingly senior positions, including Vice Chairman and President and Chief Operating Officer, until his appointment as Chief Executive Officer. Mr. Chenault is a director of Airbnb, a global platform for unique stays and experiences. Mr. Chenault previously served on the boards of directors of Facebook Inc. between 2018 and 2020, International Business Machines Corporation between 1998 and 2019 and The Procter & Gamble Company between 2008 and 2019. Mr. Chenault also serves as a trustee or director of several charitable and non-profit organizations.

Additional Qualifications:

Kenneth Chenault brings to the Board his experience and financial expertise as a past CEO of a large financial services public corporation and a director of other public corporations.

CHRISTOPHER C. DAVIS, age 60, has been a director since 2021. Since 1998, he has served as the Chairman of Davis Advisors, an investment management firm. Mr. Davis is also a director of a number of mutual funds advised by Davis Select Advisers as well as other entities controlled by Davis Select Advisers. He is also a director of The Coca-Cola Company and Graham Holdings Company.

Additional Qualifications:

Christopher Davis brings to the Board his experience and financial expertise as the chairman of a large investment management and counseling firm and as a director of two public corporations.

SUSAN L. DECKER, age 63, has been a director of the Corporation since 2007. Ms. Decker also serves on the boards of directors of Costco Wholesale Corporation, Vail Resorts, Inc., Chime and Automattic. She is Chief Executive Officer and Founder of Raftr, a community experience platform. From June 2000 to April 2009, Ms. Decker held various executive management positions at Yahoo! Inc., a global Internet brand, including President (June 2007 to April 2009), head of the Advertiser and Publisher Group (December 2006 to June 2007) and Chief Financial Officer (June 2000 to June 2007). She is a Chartered Financial Analyst and served on the Financial Accounting Standards Advisory Council for a four-year term from 2000 to 2004.

Additional Qualifications:

Susan Decker brings to the Board her experience as a past senior executive of a public corporation and a director of public corporations and her financial expertise as a former equity securities analyst and a former member of the Financial Accounting Standards Advisory Council.

CHARLOTTE GUYMAN, age 69, has been a director of the Corporation since 2003. Ms. Guyman serves as a director of a start-up entity, Landings Holdings, a director of Nordstrom, a fashion retailer, a trustee of Lakeside School and an advisor for the University of Washington Brotman Baty Institute of Precision Medicine. She was a general manager with Microsoft Corporation until July 1999.

Additional Qualifications:

Charlotte Guyman brings to the Board her experience as a past senior executive of a public corporation and her financial expertise as the former chairman of a major academic medical center.

AJIT JAIN, age 74, has been a director of the Corporation and the Corporation’s Vice Chairman – Insurance Operations since 2018. Mr. Jain has been employed by the Berkshire Hathaway Insurance Group since 1986 and has been an Executive Vice President of National Indemnity Company, a wholly owned Berkshire subsidiary, since 1996.

Additional Qualifications:

Ajit Jain brings to the Board his 39 years of experience in managing Berkshire’s reinsurance operations, one of its most important businesses. During this period he has been responsible for overseeing the assessment and pricing of many of the largest and most complex risks ever insured and as a result generating billions of dollars of capital for deployment by the Corporation.

THOMAS S. MURPHY, JR., age 66, has been a director of the Corporation since 2022. For more than the past five years he has been a partner of Crestview Partners, a private equity firm he co-founded in 2004. Prior to starting Crestview Partners, Mr. Murphy was a partner at Goldman Sachs & Co. In addition to serving on the boards of several private companies, Mr. Murphy serves on the boards of New York University, NYU-Langone Health and the Inner-City Scholarship Fund.

Additional Qualifications:

Thomas Murphy brings to the Board his substantial financial experience as a partner of Crestview Partners and as a partner of Goldman Sachs & Co.

WALLACE R. WEITZ, age 76, has been a director of the Corporation since 2022. Mr. Weitz founded Weitz Investment Management, Inc. in 1983 and has since served in various roles at Weitz Investment Management. He is on the board of directors of Cable One, a leading broadband communication provider. Mr. Weitz serves on the board of the Joslyn Art Museum and certain other non-profit boards.

Additional Qualifications:

Wallace Weitz brings to the Board his substantial financial experience as an investor in public companies and as a director of a public company.

MERYL B. WITMER, age 64, has been a director of the Corporation since 2013. For more than the past five years, Ms. Witmer has been a managing member of the General Partner of Eagle Capital Partners, L.P., an investment partnership. From 1989 through the end of 2000, she was one of two General Partners at Buchanan Parker Asset Management, which managed Emerald Partners L.P., an investment partnership.

Additional Qualifications:

Meryl Witmer brings to the Board her experience and financial expertise as a manager of an investment fund.

When the accompanying proxy is properly executed and submitted, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in favor of the election of the 13 nominees identified above. The Corporation expects each nominee to be able to serve if elected, but if any nominee notifies the Corporation before the Annual Meeting that he or she is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the directors, may be voted (i) for a substitute nominee or nominees or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.

Directors’ Independence

The Governance Committee of the Board of Directors has concluded that the following directors are independent in accordance with the director independence standards of the Securities and Exchange Commission pursuant to Item 407(a) of Regulation S-K and has determined that none of them has a material relationship with the Corporation that would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director: Stephen B. Burke; Kenneth I. Chenault; Christopher C. Davis; Susan L. Decker; Charlotte Guyman; Thomas S. Murphy, Jr.; Wallace R. Weitz; and Meryl B. Witmer.

Howard G. Buffett and Susan A. Buffett are children of Warren E. Buffett.

Board of Directors’ Leadership Structure and Role in Risk Oversight

Until December 31, 2025, Warren E. Buffett was Berkshire’s Chief Executive Officer and Chairman of the Board of Directors. As previously announced, Gregory E. Abel succeeded Warren Buffett as Berkshire’s Chief Executive Officer on January 1, 2026. Mr. Buffett continues to be the Chairman of the Board of Directors. Mr. Buffett is Berkshire’s largest shareholder and owns shares of Berkshire that represent approximately 30.0% of the voting interest and 13.7% of the economic interest. As such he may be deemed to be Berkshire’s controlling shareholder.

The Board of Directors extensively discuss succession planning at each meeting of the Board. Upon Mr. Buffett’s death, he believes that it would be prudent to have a member of the Buffett family, as very substantial Berkshire shareholders, serve as the non-executive Chairman of the Board. Ultimately, however, that decision will be the responsibility of the then Board of Directors.

Susan A. Decker is the Board’s lead independent director. Berkshire’s lead independent director does not represent the Board in communications with shareholders and other stakeholders. It is Berkshire’s policy to generally limit such communications to a question and answer (“Q&A”) session with Berkshire shareholders and stakeholders held each year prior to Berkshire’s Annual Shareholder Meeting. Through 2025, Mr. Buffett participated in the Q&A sessions along with Charlie Munger (prior to Mr. Munger’s death in November 2023) and in recent years with Mr. Abel and Ajit Jain, Vice Chairman-Insurance Operations. Mr. Abel and Mr. Jain, as well as the CEOs of certain Berkshire subsidiaries, will participate in the Q&A session to be held prior to Berkshire’s 2026 Annual Shareholder Meeting.

Each Q&A session is held in Omaha, Nebraska and is streamed by CNBC. Attendees in Omaha as well as shareholders and stakeholders not able to attend the Q&A session are able to ask questions. Questions from those not in attendance can be sent to an independent business reporter (currently Becky Quick of CNBC). Ms. Quick selects questions she believes will have the widest interest. At the Q&A session questions are alternated between shareholders and stakeholders attending in person and Ms. Quick.

Berkshire’s annual report, including the CEO’s annual letter to shareholders, as well as its periodic reports filed with the SEC are posted to Berkshire’s web site at www.berkshirehathaway.com. Other than the annual Q&A session and the posting of Berkshire’s annual report and its periodic SEC filings on the internet, Berkshire’s Board does not routinely have communications selectively with shareholders or stakeholders.

As lead independent director, Ms. Decker along with the Board’s Governance, Compensation and Nominating Committee provide recommendations to the Board of Directors regarding potential director candidates. In addition, Ms. Decker provides suggestions to Mr. Buffett and other members of the Board regarding the Board size and composition.

The full Board of Directors has responsibility for general oversight of risks. It receives reports from Mr. Buffett, Mr. Abel and other members of senior management at least twice a year on areas of risk facing the Corporation. In addition, as part of its charter, the Audit Committee discusses Berkshire’s policies with respect to risk assessment and risk management. Berkshire’s chief risk officer is its CEO, (Warren Buffett through December 31, 2025 and Greg Abel beginning on January 1, 2026). Mr. Buffett, Mr. Abel and the members of the Audit Committee believe it is important that the full Board have overall responsibility for risk oversight. Berkshire rarely utilizes outside advisors to anticipate future threats and trends. Mr. Buffett, Mr. Abel and Mr. Jain are continually assessing risks.

Board of Directors’ Meetings

Board of Directors’ actions were taken in 2025 at the Annual Meeting of Directors that followed the 2025 Annual Meeting of Shareholders and at three special meetings. Each then current director attended all meetings of the Board and of the Committees of the Board on which he or she served except that Susan A. Buffett was unable to attend one of the three special meetings. Directors are encouraged but not required to attend annual meetings of the Corporation’s shareholders.

Meetings of Independent Directors

Three meetings of independent directors were held during 2025. A shareholder or other interested party wishing to contact the non-management directors or independent directors, as applicable, should send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation that the enclosed letter is to be forwarded to the Corporation’s non-management directors or independent directors, as applicable.

Board of Directors’ Committees

The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934. During 2025, the Audit Committee consisted of Susan L. Decker, Christopher C. Davis, Wallace R. Weitz and Meryl B. Witmer. The Board of Directors has determined that Ms. Decker is an “audit committee financial expert” as that term is used in Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act. All current members of the Audit Committee meet the criteria for independence set forth in Rule 10A-3 under the Securities Exchange Act and in Section 303A of the New York Stock Exchange Listed Company Manual. The Audit Committee assists the Board with oversight of a) the integrity of the Corporation’s financial statements, b) the Corporation’s compliance with legal and regulatory requirements and c) the qualifications and independence of the Corporation’s independent public accountants and internal audit function. The Audit Committee meets periodically with the Corporation’s independent public accountants, Director of Internal Auditing and members of management and reviews the Corporation’s accounting policies and internal controls. The Audit Committee also selects the firm of independent public accountants to be retained by the Corporation to perform the audit. The Audit Committee held six meetings during 2025. The Audit Committee Charter is available on Berkshire’s website at www.berkshirehathaway.com.

The Board of Directors has established a Governance, Compensation and Nominating Committee (“Governance Committee”) and adopted a charter to define and outline the responsibilities of its members. A copy of the Governance Committee’s Charter is available on Berkshire’s website at www.berkshirehathaway.com. During 2025, the Governance Committee consisted of Stephen B. Burke, Kenneth I. Chenault, Charlotte Guyman and Thomas S. Murphy, Jr., all of whom are independent directors in accordance with the New York Stock Exchange director independence standards.

The role of the Governance Committee is to assist the Board of Directors by a) recommending governance guidelines applicable to Berkshire; b) identifying, evaluating and recommending the nomination of Board members; c) setting the compensation of Berkshire’s Chief Executive Officer and performing other compensation oversight; and d) assisting the Board with other related tasks, as assigned from time to time. The Governance Committee met once during 2025.

Director Nominations

Berkshire does not have a policy regarding the consideration of diversity in identifying nominees for director. In identifying director nominees, the Governance Committee does not seek diversity, however defined. Instead, as previously discussed, the Governance Committee looks for individuals who have very high integrity, business savvy, an owner-oriented attitude, a deep genuine interest in the Company and have had a significant investment in Berkshire shares relative to their resources for at least three years. With respect to the selection of director nominees at the 2026 Annual Meeting of Shareholders, the Governance Committee recommends the Board nominate the 13 directors currently serving on the Board.

Berkshire’s Governance Committee has a policy under which it will consider director recommendations presented by shareholders. A shareholder wishing to submit such a recommendation should send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The Secretary must receive the recommendation by December 15, 2026, for it to be considered by the Committee for the 2027 Annual Meeting of Shareholders. The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications. At a minimum, candidates recommended for nomination to the Board of Directors must meet the director independence standards of the New York Stock Exchange. The Governance Committee’s policy provides that candidates recommended by shareholders will be evaluated using the same criteria as are applied to all other candidates. In particular, any recommended candidate should own Berkshire stock that has represented a substantial portion of the candidate’s investment portfolio for at least three years.

Code of Business Conduct and Ethics

The Corporation has adopted a Code of Business Conduct and Ethics for all Berkshire directors, officers and employees as well as directors, officers and employees of each of its subsidiaries. The Code of Business Conduct and Ethics is available on Berkshire’s website at www.berkshirehathaway.com.

Related Persons Transactions

The Charter of the Audit Committee requires that the Audit Committee approve or ratify any Related Persons Transaction (“Transaction”) as defined in the regulations of the Securities and Exchange Commission. The Audit Committee has established procedures that require that all requests for approval of proposed Transactions or ratification of Transactions be referred to the Chairperson of the Audit Committee or directly to the full committee. The full committee reviews any Transaction which the Chairperson concludes is material to the Company or which the Chairperson is unable to review. Only Transactions which the Audit Committee or its Chairperson finds to be in the best interests of Berkshire and its shareholders are approved or ratified. The Chairperson reports all Transactions which she reviews to the Audit Committee annually for ratification.

Governance Committee Interlocks and Insider Participation

The Governance Committee of our Board of Directors currently consists of Charlotte Guyman, Stephen B. Burke, Kenneth I. Chenault and Thomas S. Murphy, Jr. None of these individuals has at any time been an officer or employee of the Company. During 2025, none of our executive officers served as a member of the board of directors or compensation committee of any entity for which a member of our Board of Directors served as an executive officer.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to promote effective governance of the Corporation. The Corporate Governance Guidelines are available on Berkshire’s website at www.berkshirehathaway.com.

Report of the Governance, Compensation and Nominating Committee

February 3, 2026

To the Board of Directors of Berkshire Hathaway Inc.

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2026 Shareholder Meeting Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”). Based on our review and discussion with management, we recommend that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Submitted by the members of the Governance, Compensation and Nominating Committee of the Board of Directors.

Charlotte Guyman, Chairperson	Kenneth I. Chenault
Stephen B. Burke	Thomas S. Murphy, Jr.

Compensation Discussion and Analysis

The discussion which follows relates to Berkshire’s compensation program as it existed through December 31, 2025. As previously discussed, Mr. Abel became Berkshire’s CEO beginning on January 1, 2026. The Board’s Governance Committee will be working with Mr. Abel during the next several months to evaluate what, if any, changes will be necessary as a result of the CEO change.

Berkshire’s program regarding compensation of its executive officers is different from most public company programs. Mr. Buffett’s compensation was reviewed annually by the Governance Committee of the Corporation’s Board of Directors. Due to Mr. Buffett’s desire that his compensation remain unchanged, the Committee has not proposed an increase in Mr. Buffett’s compensation since the Committee was created in 2004. Prior to that time, Mr. Buffett recommended to the Board of Directors the amount of his compensation. Mr. Buffett’s annual compensation was $100,000 for more than 40 years.

The Committee has established a policy that neither the profitability of Berkshire nor the market value of its stock are to be considered in the compensation of any executive officer. Under the Committee’s compensation policy, Berkshire never intends to use Berkshire stock in compensating employees. The Committee delegated to Mr. Buffett the responsibility for setting the compensation of Mr. Abel, the then Vice Chairman-Non Insurance Operations, Mr. Jain, Vice Chairman-Insurance Operations and Marc Hamburg, Berkshire’s Senior Vice President/Chief Financial Officer and Secretary.

Mr. Buffett on occasion utilized Berkshire personnel and/or had Berkshire pay for minor items such as postage/delivery fees that are personal. Mr. Buffett reimbursed Berkshire for these costs by making annual payments to Berkshire in an amount that is equal to or greater than the costs that Berkshire has incurred on his behalf. During 2025, Mr. Buffett reimbursed Berkshire $50,000. Berkshire provides personal and home security services for Mr. Buffett. The cost for these services was $289,488 in 2025. Berkshire’s Board of Directors believed that in light of Mr. Buffett’s critical role as Berkshire’s Chairman and CEO and given that Mr. Buffett spent a significant amount of his time while at home on Berkshire business matters that such costs represented bona fide business expenses. None of Berkshire’s named executive officers use Company cars or belong to clubs to which the Company pays dues. It should also be noted that Mr. Buffett does not utilize corporate-owned aircraft for personal use. Mr. Buffett is personally a fractional NetJets owner, paying standard rates, and he used Berkshire-owned aircraft for business purposes only.

Factors that were considered by Mr. Buffett in setting the compensation for Mr. Abel, Mr. Jain and Mr. Hamburg were typically subjective, such as his perception of each of their performance and any changes in functional responsibility. Prior to the appointments of Mr. Abel and Mr. Jain as Berkshire Vice Chairmen in 2018, Mr. Buffett set the compensation for each of the CEOs of Berkshire’s significant operating businesses. However, since 2018, it was the responsibility of Mr. Jain to set the compensation for the CEOs of Berkshire’s insurance businesses and the responsibility of Mr. Abel to set the compensation for the CEOs of Berkshire’s other businesses. Mr. Jain and Mr. Abel used the same general criteria as had been used by Mr. Buffett. Many different incentive arrangements are utilized, with their terms dependent on such elements as the economic potential or capital intensity of the business. The incentives can be large and are always tied to the operating results for which the CEO has authority and are related to measures over which the CEO has control.

The following table discloses the compensation received for the three years ended December 31, 2025 by the Corporation’s Chief Executive Officer, its other executive officers and its Chief Financial Officer.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation		All Other Compensation	Total Compensation
		Salary	Bonus
Warren E. Buffett (1)	2025	$100,000	$—	$289,488 (2)	$389,488
Chief Executive Officer/Chairman	2024	100,000	—	305,111 (2)	405,111
	2023	100,000	—	313,595 (2)	413,595

Gregory E. Abel (1)	2025	22,000,000	—	17,500 (3)	22,017,500
Vice Chairman-Non Insurance Operations	2024	21,000,000	—	17,250 (3)	21,017,250
	2023	20,000,000	—	16,500 (3)	20,016,500

Ajit Jain	2025	22,000,000	—	17,500 (3)	22,017,500
Vice Chairman-Insurance Operations	2024	21,000,000	—	17,250 (3)	21,017,250
	2023	20,000,000	—	16,500 (3)	20,016,500

Marc D. Hamburg	2025	4,312,500	—	17,500 (3)	4,330,000
Senior Vice President/CFO	2024	4,062,500	—	18,546 (3)	4,081,046
	2023	3,812,500	—	40,961 (3)	3,853,461

(1)
On May 3, 2025, Mr. Buffett announced that he intended to retire as Berkshire’s Chief Executive Officer at the end of 2025. Following that announcement on May 4, 2025, the Board of Directors voted unanimously to appoint Mr. Abel to become Berkshire’s President and Chief Executive Officer effective on January 1, 2026. Mr. Buffett continues as the Chairman of the Board of Directors.

(2)
Represents the costs of personal and home security services provided for Mr. Buffett and paid by Berkshire. The costs of personal and home security are being reported as all other compensation as required by SEC Release No. 33872A.

(3)	Represents contributions to subsidiary defined contribution plans. Also includes personal aircraft use by Mr. Hamburg of $1,296 in 2024 and $24,461 in 2023.
PAY VERSUS PERFORMANCE TABLE

Year	Summary (1) Compensation Table Total for PEO ($)	Compensation (1) Actually Paid to PEO ($)	Average (1) Summary Compensation Table Total for Non-PEO NEOs ($)	Average (1) Compensation Actually Paid to Non-PEO NEOs ($)	Value of Initial Fixed $100 Investment Based on:		Net (4) Earnings ($ in billions)	Company (5) Selected Measure
					Total (2) Shareholder Return ($)	Peer Group (3) Total Shareholder Return ($)
2025	389,488	389,488	16,121,667	16,121,667	217.01	234.62	67.3
2024	405,111	405,111	15,371,849	15,371,849	195.77	212.86	89.6
2023	413,595	413,595	10,996,615	10,996,615	156.01	157.12	97.1
2022	401,589	401,589	10,428,782	10,428,782	134.76	141.79	(22.0)
2021	373,204	373,204	10,364,000	10,364,000	129.57	119.28	90.9

(1)
Warren E. Buffett was the named Principal Executive Officer (“PEO”) for each of the five years included in the Pay Versus Performance Table (“Table”). Gregory E. Abel, Ajit Jain and Marc D. Hamburg were named executive officers (“NEOs”) for each of the five years included in the Table. Charles T. Munger, former Vice Chairman who died on November 28, 2023, was a NEO between 2021 and 2023.

(2)	Represents the cumulative total return on $100 invested in Berkshire Common Stock on December 31, 2020 as of December 31 of each year listed in the Table .

(3)
It is difficult to identify a Berkshire peer group. Berkshire uses the S&P 500 Property & Casualty Index in preparing its performance graph as required by Item 201(e) of Regulation
S-K.
Accordingly, that index is utilized for purposes of preparing the Table.

(4)
Under existing Generally Accepted Accounting Principles, unrealized gains and losses on equity security investments are required to be included in earnings. Accordingly, due to the large size of Berkshire’s equity investment portfolio and the volatility in equity markets, there can be significant volatility in Berkshire’s periodic net earnings.

(5)	Berkshire does not use any financial performance measure in setting the compensation of its PEO or NEOs.
As disclosed in the Compensation Discussion and Analysis section of this proxy statement, the annual base compensation of Berkshire’s PEO (Warren Buffett) had been $100,000 for more than 40 years. Excluding Mr. Munger whose total annual compensation was $100,000 in each of the three years ending December 31, 2023, the average
Non-PEO
compensation increased 16.9% during the five years ended December 31, 2025. During the same five-year period, Berkshire’s total shareholder return was 117.0% or 16.75% compounded annually.

Table of Contents
Berkshire does not believe that comparing compensation actually paid to its PEO and the average compensation actually paid to its NEOs to Berkshire’s net earnings is meaningful due to the volatility in its net earnings caused by the GAAP requirement to include the annual changes in unrealized appreciation of Berkshire’s significant equity investment portfolio in its net earnings.
The additional information which follows is being presented on a supplemental basis to the disclosure in the preceding paragraph that is required
by Regulation
S-X
Item 402(v)(5)(ii). Berkshire’s management and its Board members believe that Berkshire’s net operating earnings which is defined as Berkshire’s net earnings attributable to Berkshire Hathaway shareholders excluding net realized and unrealized investment gains/losses and other-than-temporary impairment losses is a more useful measurement. In that regard, net operating earnings were $27.6 billion in 2021; $30.8 billion in 2022; $37.4 billion in 2023; $47.4 billion in 2024; and $44.4 billion in 2025, which grew 103% over the past five years.
As described in Berkshire’s 2025 Annual Report on Form
10-K,
it would be difficult to develop a peer group of companies similar to Berkshire. The Company owns subsidiaries in a number of diverse business activities of which the most important component is the property and casualty insurance business. Accordingly, Berkshire used the Standard & Poor’s Property-Casualty Insurance Index as Berkshire’s peer group in the Table. As indicated in the Table, an investment of $100 in Berkshire at December 31, 2020 would be worth $217 at December 31, 2025, whereas the same investment in the S&P Property-Casualty Insurance Index at December 31, 2020 would be worth $
234
at December 31, 2025. It should also be noted that an investment of $100 in the S&P 500 Index at December 31, 2020 would be worth $196 at December 31, 2025.
CEO Pay Ratio
As mandated by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and required under Item 402(u) of Regulation
S-K
(“Item 402(u)”), we are disclosing the median of the annual total compensation of all employees of Berkshire and its subsidiaries other than Berkshire’s CEO and the annual total compensation of Berkshire’s CEO during 2025, Warren E. Buffett. In preparing this disclosure, Berkshire considered the fact that the Securities & Exchange Commission (“SEC”) issued interpretive guidance to assist registrants in complying with the SEC’s Pay Ratio reporting requirements. Among other things, the SEC’s guidance addressed the use of reasonable estimates, assumptions and methodologies.
Berkshire also considered that Mr. Buffett’s annual salary has been $100,000 for over 40 years and that Mr. Buffett receives no bonus or any form of equity-based compensation. Additionally, Berkshire has over 60 separate operating groups, many of whom have multiple separate operating groups. Accordingly, the identification of the median employee’s annual total compensation of the 387,815 Berkshire and Berkshire subsidiary employees is a significant task.
In light of the fact that Mr. Buffett’s total compensation is far less than almost all public company CEOs, Berkshire believed that the cost/benefit of complying precisely with the requirements of Item 402(u) would provide little, if any, useful information to its shareholders. Therefore, Berkshire used a judgmental sample representing approximately 2/3 of the total employees of Berkshire and its subsidiaries to determine the median employee’s compensation.
The median employee was determined as of December 31, 2023 using 2023
W-2
wages for all U.S. employees and equivalent taxable compensation for all
non-U.S.
employees included in the sample. The median employee determination included all employees within the sample group who were employed at December 31, 2023. The annual total compensation for the median employee was calculated using the same methodology for calculating the total compensation in accordance with Item 402(c)(2)(x) of Regulation
S-K.
Instruction 2 to Item 402(u) of Regulation
S-K
states that a registrant is required to identify its median employee once every three years provided that during the last completed year there has been no change in a registrant’s employee population or employee compensation arrangements that the registrant reasonably believes would result in a significant change to its pay ratio disclosure. Berkshire does not believe that there have been any changes in its employee population or employee compensation arrangements that would result in a significant change in its pay ratio disclosure.
Based on the information obtained as described in the preceding paragraphs, the ratio of Mr. Buffett’s annual total compensation ($389,488) to the annual total compensation of the median employee in 2025 ($93,709) was 4.16 to 1.
Insider Trading Policy
The Corporation has adopted an Insider Trading Policy (“Insider Trading Policies and Procedures”) for all Berkshire directors, officers and employees as well as certain employees of Berkshire subsidiaries. The Insider Trading Policy is available on Berkshire’s website at
www.berkshirehathaway.com
.

Independent Public Accountants

Deloitte & Touche LLP (“Deloitte”) served as the Corporation’s principal independent public accountants for 2025. Representatives from that firm will be present at the Annual Meeting of Shareholders, will be given the opportunity to make a statement if they so desire and will be available to respond to any appropriate questions. The Corporation has not selected independent public accountants for the current year, since its normal practice is for the Audit Committee of the Board of Directors to make such selection later in the year. The following table shows the fees paid or accrued for audit services and fees paid for audit-related, tax and all other services rendered by Deloitte for each of the last two years (in millions):

	2025	2024
Audit Fees (a)	$ 61.8	$ 59.6
Audit-Related Fees (b)	3.3	1.5
Tax Fees (c)	0.4	0.6
Other	0.3	0.7

	$ 65.8	$ 62.4

(a)

Audit fees include fees for the audit of the Corporation’s consolidated financial statements and interim reviews of the Corporation’s quarterly financial statements, audit services provided in connection with required statutory audits of many of the Corporation’s insurance subsidiaries and certain of its non-insurance subsidiaries and comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b)

Audit-related fees primarily include fees for certain audits of subsidiaries not required for purposes of Deloitte’s audit of the Corporation’s consolidated financial statements or for any other statutory or regulatory requirements, audits of certain subsidiary employee benefit plans and consultations on various accounting and reporting matters.

(c)

Tax fees include fees for services relating to tax compliance, tax planning and tax advice. These services include assistance regarding federal, state and international tax compliance, tax return preparation and tax audits.

The Audit Committee has considered whether the non-audit services provided to the Company by Deloitte impaired the independence of Deloitte and concluded that they did not.

All of the services performed by Deloitte were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee in 2003. The policy provides guidelines for audit, audit-related, tax and other non-audit services that may be provided by Deloitte to the Company. The policy (a) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that Deloitte’s independence is not impaired; (b) describes the audit, audit-related and tax services that may be provided and the non-audit services that are prohibited; and (c) sets forth pre-approval requirements for all permitted services.

Report of the Audit Committee

February 25, 2026

To the Board of Directors of Berkshire Hathaway Inc.

We have reviewed and discussed the consolidated financial statements of the Corporation and its subsidiaries to be set forth in Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025 with management of the Corporation and Deloitte & Touche LLP, independent public accountants for the Corporation.

We have also discussed with Deloitte & Touche LLP the matters required by the Public Company Accounting Oversight Board (“PCAOB”) to be discussed, as adopted in Auditing Standard No. 1301 (Communications with Audit Committees). We have received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable PCAOB requirements for independent accountant communications with audit committees with respect to auditor independence and have discussed with Deloitte & Touche LLP its independence from the Corporation.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Corporation’s independent public accountants. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the reports of the Corporation’s independent public accountants with respect to such financial statements.

Based on the review and discussions with management of the Corporation and Deloitte & Touche LLP referred to above, we recommend to the Board of Directors that the Corporation publish the consolidated financial statements of the Corporation and subsidiaries for the year ended December 31, 2025 in the Corporation’s Annual Report on Form 10-K.

Submitted by the members of the Audit Committee of the Board of Directors.

Susan L. Decker, Chairperson	Wallace R. Weitz
Christopher C. Davis	Meryl B. Witmer

Security Ownership of Directors and Executive Officers

Beneficial ownership of the Corporation’s Class A and Class B Stock on March 4, 2026 by the executive officers and directors of the Corporation is shown in the following table:

Name	Title of Class of Stock	Shares Beneficially Owned (1)		Percentage of Outstanding Stock of Respective Class (1)	Percentage of Aggregate Voting Power of Class A and Class B (1)	Percentage of Aggregate Economic Interest of Class A and Class B (1)
Warren E. Buffett	Class A	196,317		38.4
	Class B	1,114		*	30.2(2)	13.7
Gregory E. Abel	Class A	249	(3)	*
	Class B	2,363	(3)	*	*	*
Howard G. Buffett	Class A	10		*
	Class B	2,450		*	*	*
Susan A. Buffett	Class A	80	(4)	*
	Class B	3,190,932	(4)	0.2	0.1	0.2
Stephen B. Burke	Class A	28		*	*	*
	Class B	—
Kenneth I. Chenault	Class A	3		*
	Class B	1,855		*	*	*
Christopher C. Davis	Class A	36		*
	Class B	2,666		*	*	*
Susan L. Decker	Class A	—
	Class B	3,125		*	*	*
Charlotte Guyman	Class A	54		*
	Class B	3,462		*	*	*
Ajit Jain	Class A	166	(5)	*
	Class B	107,660	(5)	*	*	*
Thomas S. Murphy, Jr.	Class A	96		*
	Class B	2,125		*	*	*
Wallace R. Weitz	Class A	174	(6)	*	*	*
	Class B	—
Meryl B. Witmer	Class A	11	(7)	*
	Class B	1,000		*	*	*
Directors and executive officers as a group	Class A	197,224		38.6
	Class B	3,318,752		0.2	30.4	13.9

*	less than 0.1%

(1)

Beneficial owners exercise both sole voting and sole investment power unless otherwise stated. Each share of Class A Stock is convertible into 1,500 shares of Class B Stock. Pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a shareholder is deemed to have beneficial ownership of the shares of Class B Stock which such shareholder may acquire upon conversion of the Class A Stock. In order to avoid overstatement, the amount of Class B Stock beneficially owned does not take into account shares of Class B Stock which may be acquired upon conversion.

(2)

Mr. Buffett has entered into a voting agreement with Berkshire providing that, should the combined voting power of Berkshire shares as to which Mr. Buffett has or shares voting and investment power exceed 49.9% of Berkshire’s total voting power, he will vote those shares in excess of that percentage proportionately with votes of the other Berkshire shareholders.

(3)

Includes 249 Class A shares and 2,289 Class B shares held by a trust for which Mr. Abel is a trustee but with respect to which he disclaims any beneficial interest and 74 Class B shares are held by Mr. Abel as custodian for members of his family but with respect to which he disclaims any beneficial interest.

(4)	Includes 56 Class A shares and 3,190,482 Class B shares held by two private foundations for which Ms. Buffett possesses voting power but with respect to which she disclaims any beneficial interest.

(5)

Includes 55 Class A shares owned by trusts for the benefit of Mr. Jain’s children and grandchildren. Also includes 50 Class A shares and 107,308 Class B shares owned by a private foundation for which Mr. Jain possesses voting and investment power but with respect to which he disclaims any beneficial interest.

(6)	Includes 154 Class A shares held by a private foundation for which Mr. Weitz possesses voting and investment power but with respect to which he disclaims any beneficial interest.

(7)	Includes 8 Class A shares in which Ms. Witmer is a trustee but with respect to which she disclaims any beneficial interest. Does not include 2 Class A shares owned by Ms. Witmer’s husband.

Security Ownership of Certain Beneficial Owners

Warren E. Buffett, whose address is 3555 Farnam Street, Omaha, NE 68131, is a nominee for director and the beneficial owner of more than 5% of the Corporation’s Class A Stock. Blackrock Inc., whose address is 55 East 52nd Street, New York, NY 10055, reported on Form 13F’s filed with the SEC for the quarter ended December 31, 2025, it was the beneficial owner of 121,286,101 shares of Class B Stock. Such shares represent approximately 8.8% of the outstanding shares of Class B Stock. The Vanguard Group, whose address is 100 Vanguard Boulevard, Malvern, PA 19355, reported on a Form 13F filed with the SEC for the quarter ended December 31, 2025, it was the beneficial owner of 157,103,196 shares of Class B Stock. Such shares represent 11.4% of the outstanding shares of Class B Stock. State Street Corporation, whose address is 1 Congress Street, Boston, MA 02114, reported on a Form 13F filed with the SEC for the quarter ended December 31, 2025, it was the beneficial owner of 73,925,068 shares of Class B Stock. Such shares represent 5.3% of the outstanding shares of Class B Stock.

Director Compensation

Directors of the Corporation or its subsidiaries who are employees or spouses of employees do not receive fees for attendance at directors’ meetings. A director who is not an employee or a spouse of an employee receives a fee of $900 for each meeting attended in person and $300 for participating in any meeting conducted by telephone. A director who serves as a member of the Audit Committee receives a fee of $1,000 quarterly. Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of directors or shareholders. The Company does not provide directors and officers liability insurance to its directors.

The following table provides compensation information for the year ended December 31, 2025 for each non-management member who was a member of the Corporation’s Board of Directors during 2025.

	Fees Earned or Paid in Cash	Total
Howard G. Buffett	$3,000	$3,000
Susan A. Buffett	2,700	2,700
Stephen B. Burke	3,000	3,000
Kenneth I. Chenault	7,000	7,000
Christopher C. Davis	7,000	7,000
Susan L. Decker	3,000	3,000
Charlotte Guyman	3,000	3,000
Thomas S. Murphy, Jr.	3,000	3,000
Wallace R. Weitz	7,000	7,000
Meryl B. Witmer	7,000	7,000

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by the regulations of the Securities and Exchange Commission to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by the Corporation, and written representations from certain reporting persons that no Section 16(a) forms were required for those persons, the Corporation believes that during 2025 all filing requirements applicable to its officers, directors and greater than ten-percent shareholders were complied with.

Communications with the Board of Directors

Shareholders and other interested parties who wish to communicate with the Board of Directors or a particular director may send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Company’s 2023 Annual Meeting of Shareholders, 91.2% of the votes cast on the advisory vote on the executive compensation proposal were in favor of our executive compensation policies. The Board of Directors and Governance Committee reviewed these results and determined that, given the significant level of support, no changes to our executive compensation policies were necessary at that time. In addition, at the Company’s 2023 Annual Meeting of Shareholders, 69.4% of the votes cast were in favor of holding an advisory vote on executive compensation every three years. The Governance Committee reviewed these results and determined that the Company’s shareholders should vote on a say-on-pay proposal every three years. Accordingly, a say-on-pay vote is being taken at this year’s Annual Meeting of Shareholders.

Resolved, that the shareholders of the Company approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion, in the Company’s 2026 Annual Meeting Proxy Statement.

This is an advisory vote, and is not binding on the Company. The Board and the Governance, Compensation and Nominating Committee, which is comprised of independent directors, expect to take into account the outcome of this vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. Shareholders are encouraged to read the Company’s disclosure pursuant to Item 402, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure, in this proxy statement.

The Board of Directors recommends that you vote FOR the approval, on an advisory basis, of the resolution approving the Company’s executive compensation. Proxies given without instructions will be voted FOR approval of this resolution.

3.	ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, in addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, requires that the Company not less frequently than every six years provide shareholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years. The last such vote occurred at the 2023 Annual Meeting of Shareholders.

The Board continues to believe that a frequency of “every three years” for the advisory vote on executive compensation is the most appropriate choice for conducting and responding to a “say-on-pay” vote for the Company. Shareholders who have concerns about executive compensation during the interval between “say-on-pay” votes are welcome to bring their specific concerns to the attention of the Board. Please refer to “Communications with the Board of Directors” in this proxy statement for information about communicating with the Board.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board’s recommendation.

Shareholders are being asked to vote on the following resolution:

Resolved, that the shareholders of the Company determine, on an advisory basis, that the frequency with which the shareholders of the Company shall have an advisory vote on the compensation of the Company’s Named Executive Officers set forth in the Company’s Proxy Statement is:

Choice 1 – every year;

Choice 2 – every two years;

Choice 3 – every three years; or

Choice 4 – abstain from voting.

Although this advisory vote on the frequency of the “say-on-pay” vote is non-binding, the Board and the Governance Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

The Board of Directors recommends that you vote for “Choice 3 – every three years” for future advisory votes on executive compensation, and proxies given without instruction will be so voted.

4.	SHAREHOLDER PROPOSAL

Meredith Benton of Whistle Stop Capital on behalf of Myra K. Young owner of shares of Berkshire Common Stock for at least three years intends to present for action at the meeting the following proposal.

WHEREAS: Human capital management extends far beyond operational efficiency. It shapes economic mobility, community well-being, and the resilience of labor markets. The way companies recruit, train, compensate, and protect workers has measurable effects on productivity, income stability, and social equity across industries and regions. Inadequate attention to these factors contributes to systemic challenges such as wage stagnation, unsafe working conditions, and workforce displacement, which in turn generate material risks for investors and the broader economy. Strong human capital management has also been consistently linked to long-term value creation for companies.1

Lack of Central Oversight Heightens Human Capital Risks Across Berkshire Subsidiaries

Berkshire Hathaway Inc. (“Berkshire”) has a highly decentralized business model. Its operating subsidiaries are largely free to manage their own operations, personnel, and policies, with Berkshire’s central role focused on capital allocation, oversight, and financial reporting.

Today, in addition to new leadership, Berkshire’s subsidiaries operate in an increasingly complex and volatile environment that directly affects workforce stability, operational efficiency, and long-term value creation. For example, within Berkshire’s holdings, NetJets’ pilots’ union has raised concerns about the company’s pilot training, safety and maintenance cultures.2 Lubrizol has also seen safety and training concerns, including a fire that caused $380 million in property damage3 and led to a class action lawsuit that was settled for $94.5 million.4 Safety practices and cultural cohesion, teams that work well and effectively together, is essential to the successful operation of many of the Berkshire businesses, such as BNSF Railway, Berkshire Hathaway Energy, and Johns Manville.

The company’s decentralized structure creates exposure to inconsistent approaches to human capital management across the Berkshire portfolio.

Transparency in Human Capital Management is Critical to Managing Long-Term Risk

Investors lack information on how Berkshire’s subsidiaries effectively manage talent, retention, and workforce transitions, or how the Company assesses and manages the Company’s exposure to risk, including diversity and inclusion.”5

Disclosing the Board’s approach to human capital management would:

•	Support continuity in Berkshire’s governance during its leadership transition;
•	Reinforce strategic alignments and enable synergies and sharing of learnings across its subsidiaries on core workforce challenges;
•	Improve risk management and capital stewardship; and
•	Strengthen investor confidence and support governance continuity during a time of organizational change.

RESOLVED: Shareholders request that Berkshire Hathaway Inc., at reasonable cost and omitting proprietary information, publish a report disclosing the Board’s oversight framework for workforce and human-capital management across its operating subsidiaries.

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

Berkshire’s Board recommends a “no” vote on this proposal. The Board believes that publishing a report disclosing the Board’s oversight framework for workforce and human-capital management across its operating subsidiaries is not necessary or in the best interests of shareholders.

Berkshire manages its operating businesses on an unusually decentralized basis and has minimal involvement in these businesses’ day-to-day activities, consistent with its longstanding culture. The Board believes that matters related to workforce and human-capital management are appropriately placed within the businesses’ oversight and discretion where decisions related to policies and practices may vary depending on geography and industry-specific concerns, risks, and opportunities.

[1]

https://www.forbes.com/sites/solangecharas/2024/10/01/from-expense-to-investment-human-capitala-driver-of-business-value/; https://www.mckinsey.com/mgi/our-research/performance-through-people-transforming-human-capital-into-competitive-advantage; https://www.deloitte.com/us/en/services/consulting/blogs/human-capital/hr-value-chain-in-the-enterprise.html; https://www.spglobal.com/sustainable1/en/insights/special-editorial/how-good-human-capital-management-creates-competitive-advantage; https://www.privateequityinternational.com/7-pillars-of-value-creation-human-capital/, etc.

[2]	https://www.reuters.com/legal/buffetts-netjets-sues-pilots-union-defamation-2024-06-05
[3]	https://www.csb.gov/assets/1/6/csb_incident_reports_volume_one_2025-01-14.pdf
[4]	https://www.claimdepot.com/settlements/chemtool-945m-manufacturing-plant-fire-settlement
[5]	https://www.sec.gov/ix?doc=/Archives/edgar/data/0001067983/000119312525054877/d812428ddef14a.htm

Berkshire’s governance structure is well defined in publicly available documents. Berkshire’s Corporate Governance (“Guidelines”) outline the basic responsibility of the directors to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders, and to conduct themselves in accordance with their duties of care and loyalty and those Guidelines provide authority for each director to have full and free access to the officers and employees of the Company and its subsidiaries.6 The Audit Committee has the duty and responsibility to discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, including cybersecurity threats and environmental and social risks such as climate change and diversity, respectively, and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.7 One of the roles of the Governance, Compensation and Nominating Committee is to assist the Board by recommending corporate governance guidelines.8

As a result, the Board does not believe that further action to prepare a report disclosing its’ oversight framework for workforce and human-capital management across its operating subsidiaries is a valuable use of time or resources and recommends that our shareholders vote against this proposal, supporting the long-standing business model that each business is individually responsible for overseeing workforce and human-capital management matters.

Proxies given without instruction will be voted AGAINST this shareholder proposal.

5.	OTHER MATTERS

As of the date of this statement your management knows of no business to be presented to the meeting that is not referred to in the accompanying notice other than the approval of the minutes of the last Annual Meeting of Shareholders, which action will not be construed as approval or disapproval of any of the matters referred to in such minutes. As to other business that may properly come before the meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with his or her best judgment, including upon any shareholder proposal about which the Corporation did not receive timely notice.

Annual Report

The Annual Report to the Shareholders for 2025 accompanies this proxy statement, but is not deemed a part of the proxy soliciting material.

A copy of the 2025 Form 10-K report as filed with the Securities and Exchange Commission, excluding exhibits, will be mailed to shareholders without charge upon written request to: Corporate Secretary, Berkshire Hathaway Inc., 3555 Farnam Street, Omaha, NE 68131. Such request must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of Class A or Class B Stock of the Corporation on March 4, 2026. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The 2025 Form 10-K is also available through the Securities and Exchange Commission’s website (www.sec.gov).

Proposals of Shareholders

Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2027 Annual Meeting must be received by the Corporation by November 14, 2026. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. It is suggested the proposal be submitted by certified mail – return receipt requested. The Corporation reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By order of the Board of Directors

MARC D. HAMBURG, Secretary

Omaha, Nebraska

March 13, 2026

[6]	https://berkshirehathaway.com/govern/corpgov.pdf
[7]	https://berkshirehathaway.com/govern/audit.pdf
[8]	https://berkshirehathaway.com/govern/comp.pdf

P R O X Y

BERKSHIRE HATHAWAY INC.

Annual Meeting of Shareholders to be held on May 2, 2026

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Gregory E. Abel and Marc D. Hamburg, or either of them, as proxies, with power of substitution to each proxy and substitute, to vote the Class A Common Stock (CLA) and Class B Common Stock (CLB) of the undersigned at the 2026 Annual Meeting of Shareholders of Berkshire Hathaway Inc. and at any adjournment thereof, as indicated on the reverse hereof on the matters specified, and as said proxies may determine in the exercise of their best judgment on any other matters which may properly come before the meeting or any adjournment thereof.

IF PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NOT SPECIFIED, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.

PLEASE SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY

IN THE ENCLOSED ENVELOPE

SEE REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark votes as in this example.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 2, 2026.
The Board of Directors Recommends a Vote For All Nominees.	The following material is available at www.berkshirehathaway.com/eproxy.
Proxy Statement Annual Report

1. Election of Directors

Nominees: Gregory E. Abel, Howard G. Buffett,

Susan A. Buffett, Warren E. Buffett, Stephen B. Burke,

Kenneth I. Chenault, Christopher C. Davis, Susan L. Decker,

Charlotte Guyman, Ajit Jain, Thomas S. Murphy, Jr.,

Wallace R. Weitz and Meryl B. Witmer

MARK HERE ☐ FOR ADDRESS CHANGE AND NOTE AT LEFT

☐ FOR ALL NOMINEES	☐ WITHHELD FROM ALL NOMINEES	Please sign exactly as your name appears. If acting as attorney, executor, trustee or in representative capacity, sign name and title.

☐	Signature:	Date

For, except vote withheld from the above nominee(s).	Signature:	Date

The Board of Directors Recommends a Vote For Item 2.

2.	Non-binding resolution to approve the compensation of the Company’s Named Executive Officers, as described in the 2026 Proxy Statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends You Vote For a “3 Year” Frequency.

3.	Non-binding resolution to determine the frequency (whether annual, biennial or triennial) with which shareholders of the Company shall be entitled to have an advisory vote on executive compensation.

☐ 1 YEAR	☐ 2 YEAR	☐ 3 YEAR	☐ ABSTAIN

The Board of Directors Recommends a Vote Against Item 4.

4.	Shareholder proposal requesting that the Company issue a report disclosing the Board’s oversight framework for workforce and human-capital management across its operating subsidiaries.

☐ FOR	☐ AGAINST	☐ ABSTAIN